                                                                   EXHIBIT 10.36

                        Columbiana County Port Authority
               1250 St. George Street, East Liverpool, Ohio 43920
                       (330) 386-9051 - FAX (330) 386-1122





May 29, 2002

Martin MacDonald                                            Via E-Mail
Senior VP of Technology & Business Development
PROBEX
One Galleria Tower
13355 Noel Rd, Suite 1200
Dallas Texas, 75240

Dear Martin:

This letter is to confirm that the Columbiana County Port Authority will grant to Probex an extension of the Wellsville Site Option to Purchase Agreement through November 30, 2002. As compensation for grant of the extension, please remit $20,000.00 to the Port Authority prior to June 15, 2002. This amount will be in addition to the continuing monthly fees due under the Agreement.

                                    Yours truly,

                                    /s/ Tracy V. Drake

                                    Tracy V. Drake
                                    Executive Director



TVD/sls

                        Columbiana County Port Authority
               1250 St. George Street, East Liverpool, Ohio 43920
                       (330) 386-9051 - FAX (330) 386-1122





July 17, 2000

Martin R. MacDonald
Senior Vice President
Operations
Probex Corporation
1467 LeMay, Suite 111
Carrollton, Texas 75007

Dear Martin:

Please find enclosed an executed Extension of Option document. We are standing by to receive PROBEX's check for $15,000.00.

                                    Yours truly,

                                    /s/ Tracy V. Drake

                                    Tracy V. Drake
                                    Executive Director





TVD/jlb

                               EXTENSION OF OPTION

      This Extension of Option Agreement is entered into as of this 19th day of June, 2000, by and between COLUMBIANA COUNTY PORT AUTHORITY, a body corporate and politic, (the AUTHORITY) and PROBEX CORPORATION, a Colorado corporation, or its assignee (Probex).

      WITNESSETH:

      WHEREAS, the AUTHORITY and PROBEX heretofore entered into that certain Option Purchase Agreement, as finally executed by the parties on July 7, 1999 (copy attached); and,

      WHEREAS, the AUTHORITY is desirous in granting to PROBEX and PROBEX is desirous of obtaining from the AUTHORITY, an extension of the aforesaid described Option to Purchase.

      NOW, THEREFORE, in consideration of the following, the parties do hereby agree as follows:

      (1) The AUTHORITY does hereby extend the Option period for a period of six (6) months from the 1st day of July, 2000, through the 31st day of December, 2000.

      (2) PROBEX shall, on July 1, 2000, pay the sum of Five Thousand Dollars ($5,000) to the AUTHORITY. Said $5,000 payment shall not be credited to PROBEX toward the purchase price, if PROBEX exercises such Option.

      (3) PROBEX shall also on the 1st day of each and every month, commencing July 1, 2000 pay the monthly sum of Ten Thousand Dollars ($10,000) for each month of this Option Extension until such Option is exercised or cancelled by Probex. If said Option is exercised, then all monthly options payments made shall be credited toward the purchase price. If, however, said Option is not exercised, or is cancelled by Probex, then all monthly Option payments made shall remain the sole property of the AUTHORITY.

      (4) Probex shall have the right, exercisable in its sole discretion, to cancel the Option to Purchase upon written notice to the AUTHORITY. Such cancellation shall terminate Probex's obligations to make any future monthly option payments.

      (5) All other terms and conditions of the existing Option to Purchase, as signed by the parties on June 28, 1999, and July 7, 1999, shall continue to remain in full force and effect.


Wells04.009                            1                                7/6/00

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be finally executed and delivered as of the effective dates below.

PROBEX:                                THE AUTHORITY:

Probex Corporation,                    Columbiana County Port Authority,
A Colorado corporation                 A body corporate and politic


BY:  /s/ M R MacDonald                 BY:  /s/ Tracy V. Drake
   ------------------------------         ------------------------------------

NAME:  MARTIN MacDONALD                NAME:  TRACY V. DRAKE

TITLE: SENIOR VICE PRESIDENT           TITLE: EXECUTIVE DIRECTOR
       OPERATIONS

DATE:     07/07/00                     DATE:      7/17/00
     ----------------------------           ----------------------------------





Wells04.009                            2                                7/6/00

                        Columbiana County Port Authority
               1250 St. George Street, East Liverpool, Ohio 43920
                       (330) 386-9051 - FAX (330) 386-1122





July 2, 1999

Martin McDonald
PROBEX
1467 LeMay, Suite 111
Carrollton, Texas 75007

Dear Martin:

Please find attached three (3) original Option to Purchase Agreements. Please sign all three, keep one copy for your files and return two (2) originals to the Port Authority. I will forward one (1) original to Atty. Mike Kapp for his files.

If you have any questions, please give me a call.

                                    Yours truly,

                                    /s/ Sandy Steele

                                    Sandy Steele
                                    Executive Assistant



/sls

                                  RESOLUTION OF

                             THE BOARD OF DIRECTORS

                                       OF

                 THE PORT AUTHORITY FOR COLUMBIANA COUNTY, OHIO



      BE IT RESOLVED BY THE BOARD OF DIRECTORS OF THE PORT AUTHORITY FOR COLUMBIANA COUNTY:

      SECTION ONE: That the Port Authority for Columbiana County, Ohio, enter into that certain Option to Purchase Agreement with PROBEX CORPORATION. A copy of said Agreement is attached and made a part of this Resolution as if fully written herein.

      SECTION TWO: That said Option to Purchase and said Lease Agreement shall contain such other provisions as are recommended by the legal counsel for the Port Authority, consistent with the provisions of said Option to Purchase.

      SECTION THREE: That the Chairman of the Board of Directors of the Port Authority for Columbiana County, or the Vice Chairman, or the Executive Director, be and he is hereby authorized to execute said Lease Agreement on behalf of the Port Authority.

      BE IT FURTHER RESOLVED that it is found and determined that all formal actions of this Board concerning and relating to the adoption of this resolution were adopted in an open meeting of this Board, and that all deliberations of this Board that resulted in such formal action, were in meetings open to the public, in compliance with all legal requirements, including Section 121.22 of the Ohio Revised Code.

                               OPTION TO PURCHASE

      THIS OPTION TO PURCHASE OR LEASE (this "Agreement") is entered into as of June __, 1999, by and between Columbiana County Port Authority, a body corporate and politic (the "Authority"), and Probex Corporation, a Colorado corporation, or its assignee ("Probex").

                                   WITNESSETH:

      WHEREAS, the Authority is the owner of certain real property located in Columbiana County, Ohio (the "Property"), more particularly described on Exhibit A attached hereto and made a part hereof for all purposes; and

      WHEREAS, the Authority is desirous of granting to Probex and Probex is desirous of obtaining from the Authority, the exclusive, irrevocable right and option to purchase the Property pursuant to the terms and conditions of the Agreement for the purposes of erecting a used oil re-refining plant (the "Facility").

      NOW, THEREFORE, in consideration of $5,000, as well as approximately $100,000 in expenses to be incurred by Probex with respect to this Agreement, the Property, and the Facility during the Option Period (defined below) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Authority, the premises and the following mutual covenants and agreements, the parties hereto covenant and agree as follows:


                                    ARTICLE I
                                GRANT OF OPTIONS

      Section 1.01. Grant of Purchase Option. (a) Upon and subject to the terms and conditions set forth in this Agreement, the Authority hereby grants and conveys to Probex the exclusive, irrevocable right and option to purchase the Property (the "Purchase Option") for a purchase price (the "Purchase Price") of $1,350,000.00. (b) The Authority shall use its best efforts (i) to purchase, at a competitive price acceptable to Probex, the approximately 4.2 acres of property owned by Norfolk Southern described on Exhibit B attached hereto and made a part hereof for all purposes (the "Norfolk Southern Property") and (ii) to obtain the release of any easements owned by Norfolk Southern which burden the property. If the Authority is successful in so purchasing the Norfolk Southern Property, then the Norfolk Southern Property shall automatically be a part of, and shall be included within the definition of, "Property" for all purposes and shall be burdened by this Agreement, except that Probex shall be responsible for the cost of the Norfolk Southern Property paid by Port Authority if Probex elects to purchase such property from Authority. (c) The purchase and sale of the Property pursuant to any exercise of the Purchase Option shall be subject to the terms and conditions set forth herein and in a purchase agreement (the "Purchase Agreement") substantially in the form attached hereto which shall be more fully negotiated in good faith by the Authority and Probex prior to the consummation of such purchase and sale of the Property.

      Section 1.02. Interim Lease. The "Property" and certain other immediate surrounding land will be improved by construction of an adjacent highway primarily using Federal funds. The Federal Highway Administration has determined that no transfers of title to such land to private industry may take place prior to completion of the interchange which is projected to occur on or before the of the end of the second quarter of the Calendar Year 2001. In the event Probex chooses to exercise the Purchase Option, then an Interim Lease shall automatically then be deemed to be in effect between the parties which shall remain in effect until Authority certifies to Probex in writing that the interchange is complete. Rental payments under the Interim Lease shall be Twenty Thousand Dollars ($20,000.00) per month which payments in total shall be credited against the Purchase Price. Other terms and conditions of the Interim Lease are set forth in Exhibit C attached hereto and made a part hereof for all purposes. Closing on the Purchase shall occur in the offices of Authority within 20 business days of Authority's notice to Probex that the interchange is complete.

      Section 1.03. Term of the Option. The Purchase Option shall commence on the date of this Agreement and shall continue until 5:00 p.m. Central Time twelve (12) months from the date of this Agreement (the "Option Period").

      Section 1.04. Exercise of the Option. Probex may exercise the Purchase Option by execution and tender to the Authority of a written notice exercising such Option. If Probex fails to exercise the Purchase Option in accordance with the terms of this Agreement within the Option Period then the Options and the rights thereunder of Probex shall automatically and immediately terminate without notice.


                                   ARTICLE II
                         DUE DILIGENCE AND TITLE MATTERS

      Section 2.01. Environment Assessments. During the Option Period, Probex, its agents and contractors, shall have the right to enter upon the Property for the purpose of conducting inspections and investigations, preparing surveys and site plans, and performing an environmental assessment of the Property. The environmental assessment may include, but shall not be limited to subsurface soil and water tests, as well as the testing of any underground storage tanks and related equipment upon the Property. Probex shall assume all risks involved in entering upon the Property for the performance of such activities and shall indemnify and hold the Authority harmless from and against all loss or expense by reason of all liability due to bodily injury, death of persons, damage to property sustained by any party or any damage to the Property arising out of or caused by such entry by Probex, its agents or contractors or the negligence of Probex or its agents or contractors in the exercise of any of Probex's rights under this section. Probex, its agents and contractors, shall also have the right to make inquiries into or contact with, governmental agencies concerning potentially hazardous substances on the Property without any liability on the part of Probex, its agents or contractors, to the Authority as a result thereof.

      Section 2.02. Survey, Title Commitment and Miscellaneous Documents.

      (a) Within thirty (30) days after the exercise of the Option (and updated within ninety (90) days) before any consummation of the purchase and sale or lease of the Property, the

Authority, with the cost for such expense to be borne equally by the parties, shall furnish to Probex a currently dated survey (the "Survey") of the Property prepared and certified by a duly licensed professional engineer or surveyor reasonably acceptable to Probex and a title company selected by Probex (the "Title Company") and sufficient to allow the Title Company to delete the survey exception. The Survey shall reflect the following:

            (i) A certification to Probex, the Title Company and a lender to be designated by Probex to the effect that the Survey (a) was made on the ground as per the field notes shown thereon and correctly shows the boundary lines and dimensions and the area of the Property (or any separate parcels thereof), (b) correctly shows the location of all buildings, structures, and other visible improvements on the Property, (c) correctly shows the location and dimensions of all alleys, streets, roads, rights-of-way, easements, and other matters of record of which the surveyor has been advised affecting the Property according to the legal description in such easements and outer matters (with instrument, book, and page number indicated), (d) except as shown, no portion of the Property is located within a special flood hazard area, (e) there are no visible easements, rights-of-way, party walls or conflicts, (f) there are no visible encroachments or adjoining premises, streets, or alleys by any of said buildings, structures, or other improvements, (g) there are no visible encroachments on the Property by buildings, structures, or other improvements situated on adjoining premises; and (h) the distance from the nearest intersecting street and road is as shown thereon;

            (ii) The location of all improvements, street, highways, rights-of-ways and easements appurtenant to, traversing, adjoining or bounding the Property (which shall show all applicable recording data);

            (iii) Any encroachments on the Property or protrusions on adjacent land;

            (iv) A metes and bounds description of the Property and the total acres contained therein;

            (v) The beginning point should be established by a monument located at the beginning point, or by reference to a nearby monument;

            (vi) A legally sufficient description for all necessary easements for access to and from the Property to the nearest publicly dedicated road or street and for water, storm and sanitary sewer, electricity, gas and telephone utility service to the Property; and

            (vii) The boundary line of highways and streets abutting the Property and the width of said highways and streets, including any proposed relocation, modification or widening thereof.

      (b) Within thirty (30) days after the exercise for the Purchase Option and updated within ten (10) days before any consummation of the purchase and sale of the Property, the Authority, at the Authority's sole cost and expense, shall cause to be furnished to Probex a current title commitment (a "Commitment") for an owner's policy of title insurance issued through the Title Company setting forth the state of title to the Property and all objections or exceptions thereto including, without limitation, rights-of-way, easements, restrictions, reservations, covenants, liens, encumbrances, estates and other conditions, if any, affecting the Property which would appear in an owner's policy of title insurance, if issued. The Authority shall also cause to be furnished to Probex, at the Authority's sole cost and expense, a copy of all instruments creating such aforesaid objections or exceptions to title, if any, contemporaneously with the furnishing of the Commitment.


                                   ARTICLE III
                        PROVISIONS OF GENERAL APPLICATION

      Section 3.01. Commissions. Probex and the Authority warrant and represent to the other that neither has made any agreements for real estate brokers', agents' or finders' fees or commissions by reason of the sale of the Property, the execution of this Agreement or the consummation of the transactions contemplated herein. Each party hereto hereby agrees to indemnify and hold the other party harmless from claims made by any person for any such fees or like compensation arising on account of such party's acts.

      Section 3.02. Condemnation. In the event that any portion or a Property shall be taken in condemnation or under the right of eminent domain after the date of the Authority's execution hereof and before the consummation of the purchase and sale of the Property, this Agreement, at the option of Probex, may either: (a) be declared null and void and all payments or deposits made hereunder with respect to the Property shall then immediately be returned to Probex or (b) the proceeds received from such condemnation or right of eminent domain proceeding shall be applied against, and pro tanto reduce, the purchase price hereunder of the Property.

      Section 3.03. Further Instruments. Each party hereto shall from time to time execute and deliver such further instruments as the other party or its counsel may reasonably request to effectuate the intent of this Agreement, including, but not limited to, documents necessary for compliance with the laws, ordinances, rules or regulations of any applicable governmental authorities.

      Section 3.04. Governing Law. The parties hereto hereby expressly agree that the terms and conditions hereof, and the subsequent performance hereunder, shall be constructed and controlled by the laws of the State of Ohio.

      Section 3.05. Headings. Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

      Section 3.06. Entire Agreement; Alteration of Amendment. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. Except as incorporated herein by reference, any and all prior agreements, whether written or oral are superseded hereby and are deemed null and void and of no effect. The parties are not bound by any agreements, understandings, conditions or inducements otherwise than are as expressly referenced, set forth, or stipulate hereunder. No change, alteration, amendment, modification or waiver of any of the terms or provisions hereof shall be valid unless the same shall be in writing and signed by the parties hereto.

      Section 3.07. Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Authority and Probex and their respective permitted successors and assigns. This Agreement shall not be assignable by the Authority. Probex shall not have the right to assign any or all of its rights or interest herein without the Authority's prior written approval, which shall not be unreasonably withheld.

      Section 3.08. Notices. All notices, demands and requests provided for hereunder shall be deemed given and received (a) when personally delivered; or
(b) on the fifth business day after the same are deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the applicable party at the address indicated below for such party, or as to each party, at such other address as shall be designated by such party in a written notice to the other party

      TO THE AUTHORITY:       Columbiana County Port Authority
                              1250 St. George Street
                              East Liverpool, Ohio 43920
                              Attention:  Tracy Drake, Executive Director

      TO PROBEX:              Probex Corporation
                              1467 LeMay Drive, Suite 112
                              Carrollton, Texas 75007-4923
                              Attention:  Martin MacDonald, Vice President
                              Operations

or at such other place as Probex or the Authority may from time to times designate in written notice pursuant to the terms hereof.

      Section 3.09. Conditions Precedent. Except as other wise modified or changed by this Agreement, the contingencies and/or conditions contained in that certain letter dated April 20, 1999, addressed to the Authority from Probex are incorporated herein by reference thereto and shall be conditions precedent to performance by the parties under the Purchase Agreement or the Lease Agreement regardless of whether expressly stated therein. The party for whose benefit a condition exists may unilaterally waive same.

      Section 3.10. Attorney's Fees. In the event that any party is required to commence any action or proceeding or against the other concerning the subject matter of this Agreement, the prevailing party therein shall be entitled to recover, in addition to any amounts or relief otherwise awarded, all reasonable costs incurred in connection therewith, including reasonable attorneys' fees.

      Section 3.11. Disclosure for Foreign Investment in Real Property Tax Act. The Authority shall furnish to Probex on or before the consummation of the purchase and sale or lease of the Property a sworn Affidavit in form acceptable to Probex stating under penalty of perjury that the Authority is not a "foreign person" as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1954, as amended (the "Code") or such other evidence that Probex is not required to withhold taxes from the purchase price under Section 1445(a) of the Code as Probex may reasonably determine to meet the requirements of Section 1445(b)(4) and Section 1445(b)(5) of the Code. In the event the Authority does not furnish the sworn Affidavit or such other evidence deemed satisfactory by Probex as required by this Section 3.11, Probex may withhold (or may direct the Title Company to withhold) from the cash funds payable to the Authority pursuant to this Agreement, an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Code and such withheld funds shall be deposited with the Internal Revenue Service as required by said Section 1445(a) and the regulations promulgated thereunder.

      Section 3.12. Invalidity of Any Provision. In the event that any condition or covenant herein contained is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other covenant or condition herein contained. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

      Section 3.13. Waiver of Rights. Notwithstanding anything set forth herein to the contrary, if no notice of a default or waiver is required hereunder and none has been given, neither party hereto shall be deemed to have waived any rights which it may have hereunder until forty-eight (48) hours following receipt by it (the "Waiving Party") of written notice from the other party alerting the Waiving Party to the fact that the time for exercising any right or remedy hereunder has elapsed without exercise thereof and such time for exercise shall automatically be a period which ends forty-eight (48) hours after such notice or will elapse pursuant to the terms of this Agreement not more than forty-eight (48) hours following the date such notice. If no action is taken by the Waiving Party within the forty-eight (48) hour period following such notice, said right shall conclusively be deemed to have been waived. The Intent of this section is to avoid unintentional waivers by either party hereto of any of its rights hereunder.

      Section 3.14. Memorandum of Option. The Authority shall execute and deliver to Probex a written memorandum of this Agreement which Probex may record in the state, county or municipality in which the Property is located.



      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

PROBEX:                                THE AUTHORITY:

Probex Corporation,                    Columbiana County Port Authority,
A Colorado corporation                 A body corporate and politic


By:  /s/ M. R. MacDonald               By:  /s/ Tracy V. Drake
   ------------------------------         ------------------------------------
Name:    Martin MacDonald              Name:    Tracy V. Drake
     ----------------------------           ----------------------------------
Title:  Executive V.P.                 Title:  Executive Director
      ---------------------------            ---------------------------------
Date:   07/07/99                       Date:   6/28/99
     ----------------------------           ----------------------------------

                                   EXHIBIT "A"

                              PROPERTY DESCRIPTION